Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-162818 and Form S-8 No. 333-98567) pertaining to the United Rentals 401(k) Investment Plan of our report dated June 16, 2014, with respect to the financial statements and supplemental schedule of the United Rentals 401(k) Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2013.
/s/ Ernst & Young LLP
Stamford, Connecticut
June 16, 2014